Exhibit 99.1

Southwest Water Company to Acquire Water Utilities in Texas and Oklahoma

   LOS ANGELES--(BUSINESS WIRE)--May 3, 2004--Southwest Water Company (Nasdaq:SWWC) today announced signing a purchase agreement to acquire 87 water utilities and 12 wastewater utilities from Tecon Water Holdings, L.P. The approximately $63 million purchase price will be paid by the assumption of existing debt and the remainder in cash. Pending regulatory approval, the transaction is expected to close in the third quarter of 2004.
   The Tecon utilities currently serve approximately 21,000 water and 4,000 wastewater connections in Texas and 250 water and wastewater connections in Oklahoma. Southwest Water anticipates employing most of the approximately 100 employees currently working for the utilities.
   Anton C. Garnier, Southwest Water chairman and chief executive officer, said: "This acquisition will expand our water and wastewater business in Texas, where our Utility Group currently owns approximately 5,000 water and wastewater connections, and our Services Group provides operation and maintenance services to more than 600,000 people. The new utilities will expand our services footprint into the Dallas/Fort Worth and east Texas regions. We look forward to welcoming new employees to the Southwest Water team. Our new customers will receive the benefit of our experience in managing utility systems, and we look forward to providing them with the same level of award-winning service on which we have built our reputation."
   Garnier continued: "Last year Southwest Water invested over $30 million in capital improvements -- primarily in our water and wastewater systems. We plan to make immediate investments in the Tecon utilities, thereby increasing the reliability and quality of service. Importantly, we believe this acquisition offers added value for our stockholders, since we expect the transaction to be accretive."
   Tecon Water Holdings Chief Executive Officer Charles W. Wolcott said: "We are pleased to have our utility systems and customers served by Southwest Water, a well-respected company exclusively focused on water and wastewater operations. We are confident that our customers, employees and communities will be well served by Southwest Water, which has received numerous service awards in its 50-year history of excellence in water utility operations."
   Southwest Water will discuss this acquisition in its quarterly earnings teleconference, details of which will be announced shortly.
   Southwest Water Company provides a broad range of services: water production, treatment and distribution; wastewater collection and treatment; public works services; utility billing and collection; and utility infrastructure construction management. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. More than two million people in 35 states from coast to coast depend on Southwest Water for high-quality, reliable service. Additional information may be found on the company's Web site: www.swwc.com.

   This document contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, as well as assumptions that, if they prove incorrect or never materialize, could cause the results to differ materially from those expressed or implied by such forward-looking statements. More detailed information about risk factors that may affect the Company is contained in the company's filings with the Securities and Exchange Commission, including the Company's 2003 Annual Report on Form 10-K. The company assumes no obligation to update these forward-looking statements.

    CONTACT: Southwest Water Company
             Richard J. Shields, 213-929-1800
             www.swwc.com
               or
             PondelWilkinson Inc.
             Cecilia Wilkinson or Robert Jaffe,
             323-866-6089 or 323-866-6007
             www.pondel.com